UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2011 (February 1, 2011)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 1, 2011, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (the “Company”), approved the adoption of the 2011 Cash Bonus Plan (the “Bonus Plan”) for the Company’s employees, including its executive officers. The Bonus Plan was adopted to motivate and retain the Company’s employees.
     Under the terms of the Bonus Plan, each employee, including each executive officer, has been assigned a target bonus percentage (a “TBP”) of such employee’s current base salary, based on an evaluation by an outside compensation consulting firm of similar programs for similar companies. Payouts under the Bonus Plan are contingent upon the achievement of specified corporate objectives. Pursuant to the terms of the Bonus Plan, the TBP of the Chief Executive Officer is set at 60% of base salary, and 40% for the other “named executive officers” of the Company.
     The first corporate objective (the “AZ-004 Objective”) includes the acceptance by the U.S. Food and Drug Administration (the “FDA”) of the Company’s New Drug Application resubmission (“NDA”) for the AZ-004 (Staccato® loxapine) product candidate, the submission of a Marketing Authorization Application for AZ-004 with the European Medicines Agency and the entry into a partnering agreement for AZ-004. Upon the completion of all three components of the AZ-004 Objective, 50% of the TBP for each employee will become payable, provided that such employee remains actively employed by the Company through the date that the AZ-004 Objective is achieved.
     The second corporate objective (the “Approval Objective”) is comprised of all of the 2011 corporate goals, as approved by the Board, and becomes payable upon the FDA’s approval of the NDA for AZ-004. The 2011 corporate goals include the AZ-004 objective, achievement of certain goals related to the potential commercialization of AZ-004, development of additional product candidates and certain financial objectives. The Board’s determination of the achievement of the corporate goals can account for 80% achievement of the corporate goals, with the remaining 20% of the bonus potential being subject to the discretion of the Board. The amount payable to each employee upon achievement of the Approval Objective is equal to approximately 50% of the TBP. For most employees, the actual target cash bonus payable upon achievement of the Approval Objective is 75% of the amount that such employee would have received as a cash bonus for the AZ-004 NDA approval milestone, under the terms of the Company’s 2009-2010 Performance Based Incentive Program, previously filed on as an exhibit to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2009. For employees not participating in the Company’s 2009-2010 Performance Based Incentive Program, the actual target cash bonus payable is equal to 50% of the TBP.
     With the exception of the Company’s CEO, Thomas B. King, the amounts payable in respect of the Approval Objective will be weighted for each individual, including executive officers, to take into account the achievement of the corporate goals and related department/individual goals, as recorded with the Company’s 2011 year-end individual performance evaluations. Mr. King’s bonus will be determined by the Board’s determination of the Company’s achievement of the corporate goals, with an 80% weighting to goal achievement and a 20% weighting to the Board’s discretion of the bonus potential.
     To pay a cash bonus for the Approval Objective, the Company must achieve an overall combined percentage (corporate goal achievement and Board discretion) of 70%. To receive a cash bonus for the Approval Objective, each employee must also have a minimum performance rating of 70% and be actively employed by the Company on the date the Approval Objective is achieved, in order to earn his or her respective amount under the Approval Objective. Employees, including executive officers, may receive more than or less than 100% of their TBP, based upon corporate goal achievement and individual performance.
     The Company expects that the cash bonuses payable for fiscal year 2011, if any, will be calculated in the manner set forth above and will vary depending on the extent to which the Company achieves the two corporate objectives, corporate goals and the attainment of individual personal performance ratings. In addition, the Company’s management team, the Compensation Committee and the Board retain the discretion to (i) increase, reduce or eliminate the cash bonuses that otherwise might be payable to all employees or any individual based on actual performance as compared to the corporate objectives, and (ii) structure future or additional bonus and/or equity incentives in a manner that they believe will appropriately motivate and reward the Company’s employees, including the Company’s executive officers. The foregoing summary of the Bonus Plan is qualified in its entirety by reference to the Bonus Plan that the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: February 4, 2011	By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer